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                                                           [METLIFE LETTERHEAD]

December 21, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: First MetLife Investors Insurance Company
    First MetLife Investors Variable Annuity Account One
    Registration Statement on Form N-4 (File Nos. 333-137969/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, on behalf of itself and the First MetLife Investors Variable Annuity Account One and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above referenced registration statement filed on Form N-4 be accelerated and declared effective on December 27, 2006, or as soon thereafter as is reasonably practicable.

                                FIRST METLIFE INVESTORS INSURANCE COMPANY
                                (Registrant)

                                By: FIRST METLIFE INVESTORS VARIABLE ACCOUNT ONE

                                              By: /s/ Richard C. Pearson
                                                  -----------------------------
                                                  Richard C. Pearson
                                                  Executive Vice President,
                                                  General Counsel and Secretary

                                METLIFE INVESTORS DISTRIBUTION COMPANY

                                              By: /s/ Richard C. Pearson
                                                  -----------------------------
                                                  Richard C. Pearson
                                                  Executive Vice President,
                                                  General Counsel and Secretary